                                 Exhibit 10.3


April 24, 2001


Bernard C. Mazon
519 Regency Crossing
Southlake, Texas 76092

Re:  Separation of Employment from TenFold Insurance and Engagement as a
     Consultant

Dear Bernie:

As we discussed, you have made the decision to terminate your employment with TenFold Insurance, Inc. (the "TenFold Insurance"), effective as of April 30, 2001 (the "Separation Date"). The purpose of this letter agreement (this "Agreement") between you, TenFold Corporation ("TenFold") and TenFold Insurance is to document the terms and conditions of the termination of your employment with TenFold Insurance, the engagement by TenFold of you as a consultant and other related matters. As the former President of TenFold Insurance, you possess specialized experience, expertise and knowledge that may be important in litigation which has been or may be filed against TenFold Insurance and/or TenFold. Consequently, subject to the terms and conditions of this Agreement, TenFold desires to engage you as an independent contractor to consult with TenFold for the duration of any governmental investigation, litigation, regulatory, or other proceeding involving TenFold Insurance or TenFold which may have arisen or which may arise following the signing of this Agreement. In consideration of the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. You hereby resign, effective as of the Separation Date as an employee, officer, and director, as the case may be, of TenFold Insurance and TenFold.

     2. On or about the Separation Date, TenFold Insurance or TenFold agrees to pay you (i) your current base rate of pay for all work you have performed during the current payroll period through the Separation Date, to the extent not previously paid, (ii) your current base rate of pay for the vacation days, as reflected on the books of TenFold Insurance, you have earned but not used as of the Separation Date, and (iii) sales commissions for the first calendar quarter of 2001 in the amount of $48,898.78 pursuant to the terms and conditions of the TenFold Corporation 2001 Sales Compensation Plan, Sales Directors.

     3. Within thirty (30) days of the Separation Date, TenFold will reimburse you in full for all unpaid normal and customary travel and related business expenses incurred on behalf of the Company prior to the Severance Date upon your submission and the TenFold's approval of the applicable expense forms and vouchers.

     4. TenFold will pay on your behalf the full premium cost and any administrative fee for you to continue your participation in the TenFold group health and dental plans under applicable federal law ("COBRA") for a period of six (6) months following the Separation Date. Except as set forth in this Agreement, neither TenFold Insurance nor TenFold will have any obligation to you for the provision of benefits, including, without limitation, the obligation to provide medical, dental, vision, life or disability insurance.

     5. You agree that the payments by TenFold Insurance or TenFold in accordance with the terms of Paragraphs 2, 3 and 4 of this Agreement shall be in full and complete satisfaction of any and all sums which are now or might hereafter have become owing to you for services rendered by you during your employment with TenFold Insurance and TenFold.

     6. TenFold hereby agrees to comply in full with the terms of the stock option grants dated July 22, 1998, January 20, 1999, August 15, 2000, and December 15, 2000 and hereby amends the terms of all such option grants to permit you to exercise all or any such option grants vested as of the Separation Date at any time within six (6) months of the Separation Date. You acknowledge that, as of the Separation Date, no options have vested under the terms of the grants dated August 15, 2000 and December 15, 2000.

     7. Effective as of the Separation Date, you hereby transfer to TenFold the 200,000 shares of Class A Common Stock of TenFold Insurance which you purchased pursuant to that certain TenFold Insurance, Inc. Restricted Stock Purchase Agreement dated February 18, 2000 between TenFold Insurance and you (the "Shares"), in exchange for consideration of $1,000 as set forth in Paragraph 8 below. Effective as of the Separation Date, the TenFold Insurance, Inc. Restricted Stock Purchase Agreement dated February 18, 2000 is hereby automatically, irrevocably and without further action of either party thereto completely cancelled and terminated. You acknowledge and agree that the stock option grant provided in the TenFold Insurance, Inc. Restricted Stock Purchase Agreement dated February 18, 2000 is null and void and of no further force and effect, and that neither TenFold Insurance nor TenFold shall have any obligation thereunder.

     8. In return for the releases provided in Paragraphs 14 and 15 below, and as an adjustment to the original purchase price of the Shares TenFold will cause TenFold Insurance to reduce, effective as of the Separation Date, the aggregate amount that you owe to TenFold Insurance under that certain Promissory Note dated February 18, 2000 from the principal amount of $960,000 plus accrued interest to $1,000 (and no accrued interest). TenFold will cause TenFold Insurance to accept repayment of the remaining balance of the Promissory Note by delivery of the Shares as provided in Paragraph 7 above and the Promissory Note shall be deemed paid in-full as of the Separation Date. Further, you represent to Tenfold and TenFold Insurance that you would be entitled to claim a tax deduction under federal and applicable state income tax laws for the payment of any accrued interest on the Promissory Note.

     9. TenFold Insurance and TenFold will continue to indemnify you pursuant to the terms and conditions of, respectively, the TenFold Corporation Indemnification Agreement dated March 1, 2000 and the TenFold Insurance, Inc. Indemnification Agreement dated September 27, 1999.

     10. (a) You represent and warrant that you have not disclosed prior to the execution of this Agreement, and that you will not disclose in the future, this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to any other party, and that you understand such representations and warranties are a material inducement to TenFold and TenFold Insurance entering into this Agreement. You acknowledge and agree that the obligations set forth in this Sub-Paragraph are an essential portion of the consideration received by TenFold and TenFold Insurance in exchange for the Agreement and the amounts to be paid to you hereunder, and you expressly recognize the delays, expenses and difficulties involved in proving, in a legal proceeding, the actual damages or losses suffered by TenFold or TenFold Insurance if there is a breach of this confidentiality clause. Accordingly, you agree that, as liquidated damages for any breach of this confidentiality clause, but not as a penalty, you shall pay TenFold or TenFold Insurance all amounts paid to date by TenFold or TenFold Insurance hereunder, as the case may be, upon any breach of that obligation. Neither the breach of this clause nor the payment of liquidated damages by you shall affect the validity of this Agreement.

     (b) TenFold and TenFold Insurance each represent and warrant that neither has disclosed prior to the execution of this Agreement, and that, except as required by applicable law, neither will disclose in the future, this Agreement or any of its terms or provisions, directly or by implication, except to either of their respective legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to any other party.

     11. You agree, without reservation, to and give unconditional assurance to TenFold and TenFold Insurance that you have returned to TenFold or TenFold Insurance any and all documents, materials and information related to the business, whether present or otherwise, of TenFold or TenFold Insurance, and all copies, and all keys and other property of TenFold or TenFold Insurance in your possession or control. Recognizing that your employment with TenFold Insurance has terminated, you agree that you will not, for any purpose, attempt to access or use any computer or computer network or system of the Company including, without limitation, its electronic mail systems.

     12. You reconfirm and agree to all terms, conditions, and obligations under the TenFold Corporation Employee Confidential Information and Inventions Agreement executed by you and dated June 28, 1998 and the TenFold Corporation and Affiliated Companies Employee Confidential Information and Inventions Agreement executed by you and dated May 15, 2000, both of which agreement s are hereby incorporated by reference into this Agreement in their entirety, and you expressly disclaim any and all interest in all such Confidential Information.

     13. (a) You represent and warrant that you have not disparaged prior to the execution of this Agreement, and that you will not in disparage in the future, TenFold, TenFold Insurance, or their respective affiliates or employees or their business reputations to any person or entity or engage in conduct which disrupts, damages, impairs or interferes with the business reputations of TenFold, TenFold Insurance or their respective affiliates and employees, and that you understand such representations and warranties are a material inducement to TenFold and TenFold Insurance entering into this Agreement. You acknowledge and agree that the obligations set forth in this Paragraph are an essential portion of the consideration received by TenFold and TenFold Insurance in exchange for the Agreement and the amounts to be paid to you hereunder, and you expressly recognize the delays, expenses and difficulties involved in proving, in a legal proceeding, the actual damages or losses suffered by TenFold or TenFold Insurance if there is a breach of this confidentiality clause. Accordingly, you agree that, as liquidated damages for any such breach of this non-disparagement clause, but not as a penalty, you shall pay TenFold or TenFold Insurance all amounts paid to date by TenFold or TenFold Insurance hereunder, as the case may be, upon any breach of that obligation. Neither the breach of this clause nor the payment of liquidated damages by you shall affect the validity of this Agreement.

     (b) TenFold and TenFold Insurance each represent and warrant that the officers and directors of neither entity have disparaged prior to the execution of this Agreement, and that the officers and directors of neither entity will disparage in the future, you or your business reputations to any person or entity nor engage in conduct which disrupts, damages, impairs or interferes with your business reputation.

     14. In consideration of the promises made by TenFold and TenFold Insurance in this Agreement, you on behalf of yourself and any past, present or future heirs, executors, administrators, or assigns, hereby irrevocably and unconditionally release and hold harmless TenFold, TenFold Insurance and each of TenFold's and TenFold Insurance's respective agents, directors, officers, employees, representatives, attorneys and affiliated companies, divisions, subsidiaries and parents (and agents, directors, officers, employees, representatives and attorneys of such affiliates), and their predecessors, successors, heirs, executors, administrators and assigns, and all persons acting by, through, under or in concert with any of them (collectively "Releasees"), or any of them, from any and all actions, causes of action, suits, debts, charges, complaints, claims, demands, losses, liabilities and obligations of any nature whatsoever, in law or equity, known or unknown, suspected or unsuspected, which you ever had, now have, or you or your heirs, executors, administrators or assigns hereafter may claim to have against each or any of the Releasees (hereinafter the "Claims"), arising from or relating in any way to your employment relationship with TenFold or TenFold Insurance or the termination thereof, whether the Claims arise from any alleged violation by TenFold or TenFold Insurance of any federal, state or local statutes, ordinances or common law, and whether based on contract, tort, or statute or any other legal or equitable theory of recovery. Such claims include, without limitation, any claims relating to severance, stock options or other benefits, unpaid wages, salary or incentive payment, breach of express or implied contract, wrongful discharge, or employment discrimination under any applicable federal, state or local statute, provision, order or regulation, including but not limited to, any claim under Title VII and the Age Discrimination in Employment Act. You understand the forgoing to be a general release of all Claims. You agree that the release contained in this Paragraph extends to all claims whatsoever. You
                                                   ---
further agree that neither you nor any person, organization or any other entity acting on your behalf will file, charge, claim, sue, participate in, join or cause or permit to be filed, charged or claimed, any action, claim, grievance or demand for damages or other relief (including injunctive, declaratory, monetary or other) against TenFold, TenFold Insurance, their respective affiliates and successors and their respective officers, directors, employees, agents and representatives, past, present or future, with respect to the Claims which are the subject of this Agreement.

     15. In addition to the release in Paragraph 14 above, you further agree and acknowledge as follows:

          a. In consideration of the promises made by TenFold and TenFold Insurance in this Agreement, you specifically release Releasees from any and all liabilities, claims, causes of action, demands for damages or remedies of any kind or character, including claims for attorneys' fees and legal costs, arising under or from the Age Discrimination in Employment Act of 1967 as amended, and which are related to or arise out of your employment or the termination of your employment with Releasees.

          b. You understand and acknowledge that by entering into this Agreement, you do not waive any rights or claims relating to age discrimination that may arise after the date of this Agreement.

          c. Because you are not an attorney, you are specifically advised to consult with an attorney regarding this Agreement prior to agreeing to and signing it.

          d. You acknowledge that, prior to signing this Agreement, you have twenty-one (21) days from the date of your receipt of this Agreement within which to consider it, and to consult with an attorney of your choice regarding it. Should you nevertheless elect to execute this Agreement sooner than 21 days after you have received it, you specifically and voluntarily waive the right to claim or allege that you have not been allowed by Releasees or by any circumstances beyond your control to consider this Agreement for a full 21 days.

          e. You acknowledge and agree that this Agreement will not become effective or enforceable until after seven (7) days from the date it is signed by you. During that 7-day period, you understand and agree that he may revoke this Agreement by delivering written notice of your revocation to Jonathan E. Johnson III at the following address: TenFold Corporation, 180 West Election Road, Suite 100, Draper, Utah 84020.

          f. You acknowledge that you have read this Agreement and that the language and meaning of this Agreement are sufficiently clear and that you understand it.

     16. Subject to the terms and conditions of this Agreement, TenFold hereby engages you and you hereby agree to perform consulting services relating to matters arising during or related to your employment with TenFold or TenFold Insurance for the duration of any governmental investigation, litigation, regulatory, or other proceeding involving TenFold or TenFold Insurance which may have arisen or which may arise following the signing of this Agreement (the "Consulting Services"). In providing the Consulting Services, you agree to make yourself reasonably available to TenFold or TenFold Insurance to answer questions and provide information concerning projects on which you have experience and expertise, including, without limitation, Crawford, Trumbull, Nationwide Insurance, Utica, Royal and Westfield projects, the securities class action suit and the SEC investigation. In the event of customer disputes or litigation concerning any such projects, you agree to make yourself reasonably available for depositions and to serve as a witness at trial.

     17. As compensation for the Consulting Services, TenFold will pay you a total of $100,000, which you will be paid in 12 equal installments of $8,333.33 over the course of the six-month period beginning in May 1, 2001 (on the last day and the 15/th/ day of the month). TenFold will also reimburse you for any reasonable and pre-approved expenses you incur in connection with performing the Consulting Services. You will not be entitled to any other compensation or benefits from TenFold or TenFold Insurance other than as provided in this Agreement, unless the parties agree in writing.

     18. You agree that you are an independent contractor and not an employee of TenFold or TenFold Insurance. Accordingly, with respect to the compensation to be paid by TenFold for the Consulting Services pursuant to this Agreement, TenFold shall not withhold on your behalf any sum or sums for income tax, unemployment insurance, social security or any other withholding pursuant to any law or requirement of any government or governmental body of any jurisdiction that may apply to you. Each and every one of such withholdings, payments and benefits, if any, are your sole responsibility. You shall indemnify and hold TenFold and TenFold Insurance harmless from and against any and all claims asserting rights or remedies arising out of any actual or alleged employee status with TenFold or TenFold Insurance from and after the Separation Date, including, without limitation, any and all liability relating to any the foregoing withholdings, payments and benefits, together with any penalties and interest which might be assessed. To the extent allowed by applicable law, in the event any state or local government tax commission (the "Commission") or the United States Internal Revenue Service (the "IRS") should question or challenge your independent contractor status under this Agreement, the parties hereto agree that you, TenFold and TenFold Insurance shall have the right to participate in any discussion or negotiation occurring with the Commission or the IRS, even if said party did not initiate such discussions or negotiations, and each party hereto shall notify the other, in advance, of any such discussion or negotiation. In addition, you shall indemnify and hold TenFold and TenFold Insurance harmless from and against any taxes, penalties, interest or additions to tax which may be assessed as a result of any other payments or other benefits provided to you pursuant to any provision of this Agreement, including without limitation any claim that TenFold or TenFold Insurance was obligated to file income tax reports or withhold income, employment or other taxes with respect to such payments or other benefits.

     19. You acknowledge that, by virtue of the Consulting Services to be performed by you under this Agreement, you will have access to information that is confidential to TenFold and/or TenFold Insurance ("Confidential Information"). Confidential Information includes, without limitation, software, data, trade secrets, business processes, organization charts, customer information, information about costs, profits, markets, sales, plans for future development and new product concepts, the terms of this Agreement and other agreements, and all information that is clearly identified, or should under the circumstances reasonably be considered, as confidential. You agree to hold TenFold's and TenFold Insurance's Confidential Information in confidence during the performance of your Consulting Services and thereafter. You further agree that, unless required by a lawful court order, subpoena, or similar legal request, not to make the TenFold's or TenFold Insurance's Confidential Information available in any form to any third party or to use such Confidential Information for any purpose other than to provide the Consulting Services. If you are required to disclose TenFold's or TenFold Insurance's Confidential Information by a lawful court order, subpoena, or similar legal request, you agree to promptly notify TenFold's General Counsel of such requirement so that an appropriate protective order may be sought. All files, software, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and all similar tangible materials and property relating to the Consulting Services or to the business of TenFold or TenFold Insurance, whether prepared by you or otherwise coming into your possession, shall remain the exclusive property of TenFold or TenFold Insurance, as the case may be. You shall not retain any copies of the foregoing without TenFold's prior written permission. Upon the termination of your Consulting Services, or whenever requested by TenFold, you shall immediately deliver to TenFold all such materials and property in your possession or under your control. You further agree that unless required by a lawful court order, subpoena, or similar legal request, you will not disclose your engagement as an independent contractor or the terms of this Agreement to any person without the prior written consent of TenFold and that at all times you will preserve the confidential nature of your relationship to TenFold and of the Consulting Services hereunder.

     20. This Agreement shall not render you an employee, partner, agent of, or joint venture partner with TenFold or TenFold Insurance for any purpose. You are and will remain an independent contractor in your relationship to TenFold and TenFold Insurance and, as such, shall not be entitled to any employment rights or benefits other than those expressly provided for in this Agreement. Except as expressly set forth in this Agreement, you shall have no claim against TenFold or TenFold Insurance hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker's compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

     21. The laws of the state of Utah shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto. Any litigation arising out of this Agreement shall be conducted in state or federal courts in Salt Lake City, Utah, and the parties hereto expressly agree upon and consent to such jurisdiction and venue.

     22. You give, by executing this Agreement, TenFold and TenFold Insurance your unconditional assurance that you have signed it voluntarily and with a full understanding of its terms and that you have had the full and sufficient opportunity to consider this Agreement before signing it.

     23. You covenant and agree that for a period of 24 months from the Separation Date you (a) shall not engage, anywhere within the geographical areas in which TenFold is then conducting its business operations, directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, in any business (a "Competitive Business") which directly competes with any business then being conducted by TenFold; provided, that the foregoing shall not prohibit you from owning a maximum of two percent (2%) of the common stock of any publicly traded corporation; provided, however, that this clause (a) shall not prohibit you from working in the insurance industry to the extent that such work does not otherwise violate this clause (a); (b) shall not solicit to leave the employ of TenFold or TenFold Insurance or hire any officer, employee or consultant of TenFold or TenFold Insurance; (c) shall not solicit, divert or to take away, the business or patronage of any of the customers or accounts of TenFold, which were contacted, solicited or served by you at any time during your employment by TenFold or TenFold Insurance; provided, however, that you may recommend to entities which are not customers of TenFold other vendors' software solutions to the extent that such software solutions do not compete with software solutions offered by TenFold; and (d) shall not acquire, or assist any other party in acquiring, any shares of TenFold, or otherwise seek, or assist any other party in seeking to gain control of TenFold. You acknowledge and agree that because of the nature of the business in which TenFold is engaged and because of the nature of the confidential information to which you have had access during your employment or may have access to during your engagement as a consultant pursuant to this Agreement, it would be impractical and excessively difficult to determine the actual damages of TenFold in the event you breached any of the covenants of this Paragraph or the Employee Confidential Information and Inventions Agreements referenced in Paragraph 12 above, and remedies at law (such as monetary damages) for any breach of your obligations under this Section or the Employee Confidential Information and Inventions Agreement referenced in
Section 12 above would be inadequate. You therefore agree and consent that if you commit any breach of a covenant under this Section or the Employee Confidential Information and Inventions Agreements referenced in Paragraph 12 above or threaten to commit any such breach, TenFold shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction. You acknowledge and agree that this Section is reasonable and is necessary for the legitimate protection of TenFold, and will not deprive you of a reasonable opportunity to practice you profession or trade. With respect to any provision of this Paragraph or the Employee Confidential Information and Inventions Agreements referenced in Paragraph 12 above that is finally determined to be unenforceable, you and TenFold hereby agree that this Agreement or any provision hereof shall be reformed in a manner that retains as much of the original intent of the Agreement as is both practicable and consistent with applicable law.

     24. This letter contains the entire Agreement between you, TenFold, and TenFold Insurance and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your employment, the termination of your employment, your engagement as a consultant and all related matters.

     25. To the extent that any party to this Agreement is required to issue a press release or other public disclosure regarding this Agreement or the contents thereof, Customer, such party shall allow the other parties to this Agreement the right to review the form of such press release or other public disclosure prior to the issuance thereof.

If the terms of this Agreement are acceptable to you, please sign, date, and return one fully executed copy to me. The enclosed duplicate copy of this letter, which you should also sign and date, is for your records.

Sincerely,



Nancy M. Harvey                                   Wynn K. Clayton
President and Chief Executive Officer             Chief Financial Officer
TenFold Corporation                               TenFold Insurance, Inc.


     I, Bernard C. Mazon, freely acknowledge, accept, and agree to be legally bound by the foregoing terms and conditions of this Agreement without reservation, condition, or limitation.


Signature: ___________________________

Date: ________________________________